Exhibit 99.1

Company Contact:	Investor Relations Contact:
Wayne Wetherell	Christiane Pelz
ImageWare Systems, Inc.	Lippert/Heilshorn & Associates
858-673-8600, ext. 138	(415) 433-3777
cpelz@lhai.com

ImageWare Systems Receives Non-Compliance Notice from Amex

SAN DIEGO, CA, October 18, 2007 - ImageWare® Systems, Inc. (AMEX: IW), reported that on October 15, 2007, it received a letter from the American Stock Exchange (Amex) indicating the company is not in compliance with Section 301 of the Amex Company Guide as a result of the company’s issuance of 2,016,666 shares of the company’s common stock and warrants to purchase 1,008,333 shares of common stock to certain accredited investors on September 25, 2007. The transaction is described in the company’s current report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2007. Section 301 of the Amex Company Guide provides that a listed company is not permitted to issue, or authorize its transfer agent or registrar to issue or register, additional securities of a listed class until it has filed an application for the listing of such additional securities and received notification from Amex that the securities have been approved for listing. The company filed an additional listing application with Amex relating to the common stock and warrant shares on September 27, 2007, prior to receiving the letter from Amex.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX: IW) is a leading developer of identity management solutions, providing biometric, secure credential and law enforcement technologies. Scalable for worldwide deployment, the company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada. For more information visit www.iwsinc.com.

Safe Harbor Statement

This press release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding the company’s ability to comply with the rules and policies of Amex. Although the company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The company undertakes no obligation to update these forward-looking statements.